Exhibit 14.1


                                 CODE OF ETHICS
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                        FOR CHIEF EXECUTIVE OFFICER AND
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                            SENIOR FINANCIAL OFFICERS
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                      OF NATIONAL PENN BANCSHARES, INC. AND
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                               NATIONAL PENN BANK
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     It is the policy of National Penn Bancshares, Inc. that the Chief Executive
Officer, Chief Financial Officer, Chief Accounting Officer and Controller of each of National Penn Bancshares, Inc. and National Penn Bank (sometimes collectively referred to herein as "National Penn") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

     1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of National Penn, including receiving improper personal benefits as a result of his or her position.

     2. Disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Chair of the Nominating/Corporate Governance Committee, or the Chair of the Audit Committee, of National Penn's Board of Directors.

     3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by National Penn to contain information which is accurate, complete, fair, objective, relevant, timely and understandable.

     4. Comply with laws, rules and regulations of federal, state, and local governments applicable to National Penn, and with the rules and regulations of private and public regulatory agencies having jurisdiction over National Penn.

     5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

     6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

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     7. Share knowledge and maintain skills important and relevant to the needs of National Penn, its shareholders and other constituencies, and the general public.

     8. Pro-actively promote ethical behavior among subordinates and peers in his or her work environment and community.

     9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

     10. Not use corporate information, corporate assets, corporate opportunities or his or her position with National Penn for personal gain; not compete directly or indirectly with National Penn.

     11. Comply in all respects with National Penn's Code of Conduct, National Penn's Insider Trading Policy, and National Penn's Corporate Disclosure Policy.

     12. Advance National Penn's legitimate interests when the opportunity arises.

     Each officer covered by this Code shall report, in person or in writing, any known or suspected violations of this Code to the Chair of the Audit Committee or the Chair of the Nominating/Corporate Governance Committee. The Audit Committee or the Nominating/Corporate Governance Committee, as the case may be, will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case-specific disciplinary action, which may include demotion or discharge.

     It is also the Policy of National Penn Bancshares, Inc. that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with each of the Audit Committee and the Nominating/Corporate Governance Committee of National Penn's Board of Directors.




                             OFFICER'S CERTIFICATION
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     I have read and understand the foregoing Code of Ethics. I hereby certify that I am in compliance with the foregoing Code of Ethics, and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or

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discharge.


Date:
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                                                 Name:

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